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                                                                     EXHIBIT 3.3


               RESOLVED, that the following new Section 11 is herewith added to
               Article III of the By-laws:

                 Section 11. Office of the President. The Office of the
                             -----------------------
                 President shall have all the duties and powers of Chief Executive Officer during any period in which there is no President serving because of his or her resignation, removal or death, upon the Board establishing such an Office and electing two or more officers as its members.

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